Exhibit 99.1
Harmonic Enters into Cooperation Agreement with Scopia
SAN JOSE, Calif., April 12, 2021 /PRNewswire/ -- Harmonic (NASDAQ: HLIT) today announced that it has entered into a cooperation agreement with Scopia Capital Management LP (“Scopia”).
“We appreciate the constructive dialogue that we have had with Scopia, and we are pleased to have reached this agreement,” said Patrick Harshman, CEO and president, Harmonic. “We are continuing to build on the momentum in our Cable Access and Video segments. We remain very excited about our future opportunities.”
Jerome Lande, Partner and Head of Special Situations for Scopia, added, “We are great admirers of the innovative solutions that Harmonic is bringing to market and look forward to collaborating with management and the board on realizing Harmonic’s full potential.”
Under the terms and subject to the conditions of the agreement, Scopia has the right to appoint two directors to Harmonic’s board of directors during the next year. In addition, Scopia will support Harmonic’s slate of nominees at the upcoming 2021 annual meeting and abide by customary standstill and other provisions.
The complete agreement will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.
About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized cable access and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized cable access networking via the industry’s first virtualized cable access solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers' homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements concerning Harmonic’s business and the anticipated capabilities, advantages, reliability, efficiency, market acceptance, market growth, specifications and benefits of Harmonic products, services and technology are forward-looking statements. These statements are based on our current expectations and beliefs and are subject to risks and uncertainties, including the risks and uncertainties more fully described in Harmonic's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release are based on information available to Harmonic as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.
SOURCE Harmonic Inc.
Harmonic Contact:
Sarah Kavanagh, Public Relations, +1 408.490.6607, sarah.kavanagh@harmonicinc.com
David Hanover, KCSA Strategic Communications, Investor Relations, +1 212.896.1220, investor@harmonicinc.com

Scopia Contact:
Dan Gagnier
Gagnier Communications
+1 646.569.5897
scopia@gagnierfc.com